Exhibit 3.1

THE BANK OF NEW YORK MELLON CORPORATION

AMENDED AND RESTATED BY-LAWS

(As Amended February 9, 2010)

ARTICLE THREE

Committees of the Board of Directors

Section 8. ~~INTEGRATION COMMITTEE. Subject to the provisions of Article Five, until the Integration Date (as defined in Article Five), the Board of Directors shall appoint from among its members an Integration Committee, which, so far as may be permitted by law and except as specifically limited by the Board of Directors pursuant to Section 1 of this Article Three, shall have all the powers and responsibilities and shall perform the functions specified in the Charter of the Integration Committee, as approved by the Board of Directors, and in any supplemental statement that the Board of Directors may adopt with regards to the functions of the Integration Committee.~~[Intentionally omitted.]

ARTICLE FOUR

Officers

Section 2. CHAIRMAN. Subject to the provisions of Article Five, the Board of Directors shall appoint one of its members to be Chairman. During the period beginning at the Effective Time and ending on the Succession Date (as such terms are defined in Article Five), the Chairman shall be designated “Executive Chairman”, shall be an officer of the Corporation, and the Chief Auditor (for administrative purposes only) shall report to the Executive Chairman. In addition, until the Succession Date, the Executive Chairman shall be in charge of the integration of the Corporation following the Merger (as defined in Article Five) and shall report to the Integration Committee with respect to such responsibilities. The Chairman shall preside at all meetings of the stockholders and of the Board of Directors and shall have and exercise such further powers as may be conferred upon, or assigned to, him or her by the Board of Directors or as may be provided by law. In the event of the absence or temporary disability of the Chairman, the ~~Chief Executive Officer~~Lead Director shall preside at the applicable meetings of the stockholders and/or the Board of Directors during which such absence or disability exists and, in the event of the absence or temporary disability of the Chairman and the ~~Chief Executive Officer~~Lead Director, any other officer of the Corporation or Director designated by the Board of Directors (provided that if such absence or temporary disability occurs during the Specified Period, only by an affirmative vote of at least 75 percent of the entire Board of Directors) shall preside at the applicable meetings of the stockholders and/or Board of Directors during which such absence or disability exists.

ARTICLE FIVE

Certain Governance Matters

Section 3. COMPOSITION OF THE BOARD OF DIRECTORS. (a) During the period beginning on the Effective Time and ending on the Succession Date, the Board of Directors shall ~~be comprised~~consist of 18 Directors, of which 10 shall be Continuing BNY Directors and eight shall be Continuing Mellon Directors. Beginning on the Succession Date and during the remainder of the Specified Period, the Board of Directors shall ~~be comprised~~consist of 16 Directors, of which nine shall be Continuing BNY Directors (one of whom shall be the President of the Corporation, if he or she is then a member of the Board of Directors, and the remainder of whom shall consist of Directors who are not officers of the Corporation) and seven shall be continuing Mellon Directors (one of whom shall be the Chief Executive Officer of the Corporation, if he or she is then a member of the Board of Directors, and the remainder of whom shall consist of Directors who are not officers of the Corporation). During the Specified Period, all vacancies on the Board of Directors created by the cessation of service of a Continuing BNY Director shall be filled by a nominee selected by the Continuing BNY Directors Committee and all vacancies on the Board of Directors created by the cessation of service of a Continuing Mellon Director shall be filled by a nominee selected by the Continuing Mellon Directors Committee. During the Specified Period, the Continuing BNY Directors Committee shall have the exclusive authority to nominate, on behalf of the Board of Directors, Directors for election at each annual meeting, or at any special meeting at which Directors are to be elected, to fill each seat previously held by a Continuing BNY Director. During the Specified Period, the Continuing Mellon Directors Committee shall have the exclusive authority to nominate, on behalf of the Board of Directors, Directors for election at each annual meeting, or at any special meeting at which Directors are to be elected, to fill each seat previously held by a Continuing Mellon Director.

(b) The Board of Directors shall constitute a Continuing BNY Directors Committee, which shall ~~be comprised~~consist of all the Continuing BNY Directors. The Continuing BNY Directors Committee shall have all the power and may exercise all the authority of the Board of Directors to (i) fill all vacancies on the Board of Directors created by the cessation of service of a Continuing BNY Director and (ii) to nominate Directors for election at each annual meeting, or at any special meeting at which Directors are to be elected, to fill each seat previously held by a Continuing BNY Director. At the end of the Specified Period, the Continuing BNY Directors Committee shall be automatically disbanded.

(c) The Board of Directors shall constitute a Continuing Mellon Directors Committee, which shall ~~be comprised~~consist of all the Continuing Mellon Directors. The Continuing Mellon Directors Committee shall have all the power and may exercise all the authority of the Board of Directors to (i) fill all vacancies on the Board of Directors created by the cessation of service of a Continuing Mellon Director and (ii) to nominate

Directors for election at each annual meeting, or at any special meeting at which Directors are to be elected, to fill each seat previously held by a Continuing Mellon Director. At the end of the Specified Period, the Continuing Mellon Directors Committee shall be automatically disbanded.

Section 4. LEAD DIRECTOR. During the period beginning at the Effective Time and ending on the eighteen-month anniversary of the Effective Time, the ~~l~~Lead Director of the Corporation shall be a Continuing BNY Director selected by the Continuing BNY Directors Committee. During the period beginning on the eighteen-month anniversary of the Effective Time and ending on the thirty-six month anniversary of the Effective Time, the ~~l~~Lead Director of the Corporation shall be a Continuing Mellon Director selected by the Continuing Mellon Directors Committee. Thereafter, the ~~l~~Lead Director shall be a Director selected by a majority of the entire Board of Directors. The Lead Director shall have such duties and responsibilities as may be set forth in these By-Laws and the Corporation’s Corporate Governance Guidelines from time to time.

Section 5. ~~INTEGRATION COMMITTEE. Until the end of the Specified Period or the date on which the Board of Directors determines to terminate the Integration Committee (which shall not be earlier than the Succession Date) (such termination date, the “Integration Date”), the Integration Committee shall be comprised of two Continuing Mellon Directors and two Continuing BNY Directors and a Continuing Mellon Director shall be the chair of such Committee. At the end of such period, the Integration Committee shall be disbanded.~~[Intentionally omitted.]

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